FIFTH AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Service Shares)

Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America (the “Company”), an Arizona stock life insurance company and Janus Aspen Series (the “Trust”), an open-end management investment company organized as a Delaware business trust, entered into a certain fund participation agreement dated July 12, 2000, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of May 25, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Trust (collectively, the “Parties”).

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company and the Trust hereby agree to amend the Agreement as follows:

1. Schedule A of the Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy, including an electronic signature, of this Amendment delivered by facsimile or by emailing a copy in portable document format (PDF) form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:

Print Name:	Kenneth Kozlowski

Title:	Senior Vice President

Date:	5/20/2021 | 3:35 PM EDT

The Trust:

Janus Aspen Series

By:

Print Name:	Abigail Murray

Title:	Vice President, Secretary and Chief Legal Officer

Date:	May 25, 2021 | 09:17 MDT

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable Financial Life Insurance Company of America L	All Contracts
Equitable Financial Life Insurance Company of America A	All Contracts
Equitable Financial Life Insurance Company of America P	All Contracts
Equitable Financial Life Insurance Company of America K	All Contracts

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